Exhibit 99.1

Albany Molecular Research, Inc. Announces First Quarter Results; Posts Increases in Contract Revenue and Royalties; Selects Two Compounds from R&D Platform for Pre-IND Development

    ALBANY, N.Y.--(BUSINESS WIRE)--May 10, 2005--Albany Molecular Research, Inc. (Nasdaq:AMRI) today reported significant increases in total contract revenue, royalties and net income for the quarter ending March 31, 2005. Concurrently, the company announced the selection of two compounds from its proprietary central nervous system
(CNS) research program for advanced preclinical testing.

    Highlights in the first quarter include:

    -- A 37% year-over-year increase in development and small scale manufacturing contract revenue.

    -- The selection of two compounds from the company's proprietary R&D to proceed into toxicology and safety testing, the last hurdles preceding an Investigational New Drug (IND) filing.

    -- Diluted EPS of $0.17, exceeding the company's estimate of $0.10 to $0.12.

    -- The signing of the company's first customer contract at its Singapore subsidiary.

    First Quarter 2005 Results

    Total revenue for the first quarter of 2005 was $48.6 million, an increase of 19% compared to total revenue of $40.8 million in the first quarter of 2004.
    Total contract revenue for the first quarter of 2005 was $36.6 million, an increase of 19% compared to total contract revenue of $30.8 million during the first quarter of 2004. Total contract revenue encompasses revenue from AMRI's large scale manufacturing, development and small scale manufacturing, and discovery services.
    Contract revenue for large scale manufacturing in the first quarter of 2005 was $23.0 million, an increase of 38% compared to $16.7 million during the first quarter of 2004.
    Contract revenue from development and small scale manufacturing services in the first quarter of 2005 was $6.7 million, an increase of 37% from $4.9 million in the first quarter of 2004. Contract revenue for discovery services in the first quarter of 2005 was $6.9 million, a decrease of 24% from $9.1 million during the first quarter of 2004.
    Contract revenue for large scale manufacturing services in the first quarter of 2005 was favorably impacted by $5.7 million as a result of an accelerated delivery schedule to the largest customer of the company's manufacturing division. As previously disclosed, the customer has accelerated its delivery schedule, resulting in a shift of contract revenue for the full year to the first half of the year.
    Recurring royalties from Allegra in the first quarter of 2005 were $12.0 million, a 20% increase from $10.0 million in the first quarter of 2004. AMRI earns royalties from worldwide sales of the non-sedating antihistamine Allegra(R) (Telfast(R) outside the United States) for patents relating to the active ingredient in Allegra.
    Net income in the first quarter of 2005 was $5.6 million, or $0.17 per diluted share, an increase of 100% compared to $2.8 million, or $0.09 per diluted share, in the first quarter of 2004. Net income for the first quarter of 2004 was reduced by a $3.1 million charge, or $0.06 per diluted share, related to the issuance to Bristol-Myers Squibb of warrants to purchase shares of AMRI common stock.

    Biotech/Drug Discovery Platform Update

    The company announced today that it has selected two drug candidates in the CNS area from its proprietary drug discovery platform to proceed into toxicity and safety pharmacology testing. The move marks a milestone in the company's internal research program as these compounds transition from early stage drug leads into clinical trial candidates. Pending favorable results in toxicity and safety testing, the company currently estimates that it will file an Investigative New Drug (IND) submission for one of these compounds with the U.S. Food and Drug Administration within a year and initiate Phase I human clinical trials shortly thereafter, pending FDA approval. Concurrently, the company has begun to actively seek a licensee to develop this technology and is beginning discussions with potential partners.

    Singapore Research Centre Update

    During the first quarter of 2005, the company opened its Singapore Research Centre (AMRSRC), and scientists there recently began working on their first customer project. Ten Singapore Research Centre employees, including six local hires and four who relocated from Albany to Singapore, currently occupy a 3,800 square foot leased laboratory facility. To accommodate future growth, AMRSRC recently signed a lease to occupy 16,000 square feet of space in the Singapore Science Park III, a new section of the Singapore Science Park biotechnology park located in the heart of Singapore. This location places AMRSRC near the Biopolis, the National University of Singapore and Singapore Polytechnic. The company currently intends to build out this facility with medicinal chemistry and custom synthesis scientific workstations and move from its current location into the new facility once the construction is completed.
    AMRI Chairman, President and Chief Executive Officer Thomas E. D'Ambra, Ph.D. said, "The first quarter of 2005 highlights several significant trends that continue to leave us optimistic for the year ahead and beyond. Increases in total contract revenue bring an end to a period of decline that characterized 2004. AMRI's diversified services allow us to capitalize on strengthening demand in our customer's development pipelines. Early signs also suggest some optimism regarding the drop we have been experiencing in our discovery chemistry outsourcing business, and we believe that a return to growth in this segment of our business may be on the horizon. Allegra royalties clearly exceeded all expectations in the first quarter and, absent guidance from Sanofi-Aventis, we cautiously look forward to the second quarter, which has had a history of being the strongest each year."
    D'Ambra continued, "AMRI's investment in discovery R&D continues to make progress, and this quarter two compounds have been advanced to an IND track. Our goal, if testing continues to be favorable, would be to submit an IND filing for one of these compounds within a year. AMRI also continues to make progress in our globalization of service offerings. We believe that adding additional cost models to our broad services and strong reputation will only increase the value we can bring to customer relationships. We also believe that service providers that are able to bridge both the East and the West, and are able to bring to the table the best that each region has to offer, will have a competitive advantage as the health care research industry continues to evolve. On a number of fronts, AMRI can demonstrate today positive and forward progress. While each of these areas that we are operating in are not without challenges and continued risks, we are optimistic that we can achieve success with the opportunities we are pursuing."
    AMRI Chief Financial Officer Mark T. Frost said, "Our strong first quarter was fueled by an exceptional financial performance in our development and small scale manufacturing business component, better-than-expected Allegra royalties, as well as an accelerated delivery schedule by the largest customer of our large scale manufacturing division, Organichem Corporation. While we expect to experience significant fluctuations during the year in large scale manufacturing contract revenue, we are currently forecasting growth in this area of the business for the full year 2005. Moreover, several initiatives are underway to maintain this momentum and help return AMRI to long-term, sustainable growth. We continue to forecast increasing demand in small scale development and manufacturing. In discovery services, we are looking to our global initiatives to increase revenue and help improve margins. On the proprietary drug discovery side, we are excited about the long-term upside potential from transitioning our CNS compounds into advanced preclinical testing."

    Liquidity and Capital Resources

    At March 31, 2005, AMRI had cash, cash equivalents and investments of $139 million, compared to $134 million at December 31, 2004. The net increase of $5 million in cash, cash equivalents and investments in the first quarter of 2005 was due primarily to cash generated from operations of $7.2 million, partially offset by $1.7 million in purchases of property plant and equipment and $1.0 million in principal repayments on outstanding debt. Total debt at March 31, 2005 was $52 million, compared to $53 million at December 31, 2004. Total common shares outstanding, net of treasury shares, at March 31, 2005 were 32,236,678.

    Earnings Guidance

    Chief Financial Officer Mark T. Frost provided earnings guidance for the second quarter of 2005 and updated guidance for the full year 2005. Mr. Frost said, "Building on the momentum of the first quarter, we project diluted earnings per share in the second quarter to range from $0.18 to $0.20. We project total contract revenue in the second quarter to range from $32 to $35 million, an increase of 14% to 24% from 2004 levels. As previously disclosed, during 2005 we expect contract revenue at our large scale manufacturing subsidiary to increase significantly in the second quarter and decrease significantly in the third and fourth quarters, compared to 2004 levels, due to an accelerated delivery schedule by the company's largest manufacturing customer. The acceleration of these shipments accounted for $5.7 million in large scale contract revenue for the first quarter of 2005, and is expected to account for $2.8 million in large scale contract revenue for the second quarter of 2005."
    Mr. Frost continued, "Turning to Allegra, despite a strong first quarter, and in the continued absence of guidance from Sanofi-Aventis, we are continuing to take a conservative approach in estimating recurring royalties. During the second quarter of 2005, we estimate that royalties from sales of Allegra will decline by 7% to 10% compared to the second quarter of 2004. This number, however, could be revised based on guidance by Sanofi-Aventis."
    Mr. Frost noted, "Our full year 2005 earnings guidance will be positively impacted by the delay in adopting FASB Statement No. 123 (Revised), which relates to accounting for stock-based compensation. Due to the SEC's extension of the compliance date, the company now expects to begin expensing stock options in the first quarter of 2006, rather than in the third quarter of 2005, resulting in an expected increase of $0.04 per diluted share for the full year 2005. We are raising guidance for the full year from a range of $0.45 to $0.50 per diluted share to a range of $0.51 to $0.56 per diluted share. The increase reflects the favorable impact resulting from the delay in expensing stock options, as well as better-than-expected Allegra royalties in the first quarter. We are continuing to project total contract revenue for the full year to range from $126 million to $132 million, which represents a 4% to 9% increase from 2004 levels. In the absence of guidance from Sanofi-Aventis, we are projecting royalties from sales of Allegra to decline from 2% to 6% compared to 2004 and range from $45 to $47 million."

    Recent Highlights

    Noteworthy announcements at AMRI during 2005 include the following:

    -- The renewal of a drug discovery research agreement with Eli Lilly and Company, as well as the renewal of medicinal chemistry fee-for-service contracts with three other major pharmaceutical companies.

    -- The opening of the company's Singapore Research Centre, the first step in globalizing AMRI's chemistry services platform.

    -- A research collaboration with Alcon Research, Ltd. utilizing AMRI's natural product collections, high throughput screening and custom chemical synthesis services. The contract includes fee-for-service provisions as well as opportunities for AMRI to receive downstream milestone and royalty payments.

    -- The incorporation of the company's Hyderabad Research Centre in Hyderabad, India. Chemistry operations in Hyderabad are scheduled to begin in the second half of this year.

    -- An agreement with Seattle Genetics, Inc. (Nasdaq: SGEN) for cGMP manufacturing of the proprietary drug-linker system employed in its SGN-35 product candidate, an antibody-drug conjugate.

    First Quarter Conference Call

    The company will hold a conference call at 10:00 a.m. Eastern Time on May 10, 2005 to discuss its quarterly results and business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. Individuals interested in listening to the conference call should dial 800-901-5217 (for domestic calls) or 617-786-2964 (for international calls) at 9:45 a.m. and reference the AMRI First Quarter 2005 Earnings Release conference call. Replays of the call will be available for seven days following the call beginning at 12:00 p.m. on May 10, 2005. To access the replay by telephone, please call 888-286-8010 (for domestic calls) or 617-801-6888 (for international calls) and use access code # 58048868. In addition, replays of the call will be available for twelve months on the company's website at www.albmolecular.com/investor/.

    About Albany Molecular Research, Inc.

    Albany Molecular Research, Inc. is a leading research, drug discovery, development and manufacturing company built on a chemistry platform of comprehensive and integrated technologies, resources and capabilities. The company conducts research and development with many leading pharmaceutical and biotechnology companies and for its own internal discovery programs, and provides cGMP manufacturing of active pharmaceutical ingredients through its wholly owned subsidiary, Organichem Corporation.

    This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of earnings for the second quarter of 2005 and for the full year 2005, statements made by the company's chief executive officer and chief financial officer, trends in pharmaceutical and biotech outsourcing and demand for the company's development and manufacturing services, the expected level of contract revenues for AMRI for the second quarter of 2005 and for the full year 2005, expected future sales of Allegra and AMRI's Allegra-related royalties for the second quarter of 2005 and the full year 2005, the company's expectations concerning operations in Singapore and India, the expected submission of an IND application and commencement of Phase I trials, management's initiatives to sustain the company's momentum and long-term growth, and the ongoing Allegra patent infringement litigation. Readers should not place undue reliance on our forward-looking statements. The company's actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company's control. Factors that could cause such differences include, but are not limited to, the existence of deficiencies and/or material weaknesses in the company's internal controls over financial reporting, the company's ability to attract and retain experienced scientists, trends in pharmaceutical and biotechnology companies outsourcing chemical research and development, including continued softness in these markets, sales of Allegra (including any deviations in estimates provided by Sanofi-Aventis) and the company's receipt of significant royalties from the Allegra license agreement, the risk that Allegra may be approved for over-the-counter use, the over-the-counter sale of Claritin, the over-the-counter sale of generic alternatives for the treatment of allergies and the risk of new product introductions for the treatment of allergies, the company's ability to enforce its intellectual property and technology rights, the company's ability to successfully develop novel compounds and lead candidates in its collaborative arrangements, the company's ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company's strategic investments and acquisitions to perform as expected and any goodwill impairment related to such investments and acquisitions, the risks posed by international operations to the company, and the company's ability to effectively manage its growth, as well as those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005, and the company's other SEC filings. Earnings guidance offered by senior management today represents a point-in-time estimate and is based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.


                    Albany Molecular Research, Inc.

              Condensed Consolidated Statements of Income
                              (unaudited)

(Dollars in thousands, except for per share data)

                                                   Three Months Ended
                                                   ------------------
                                                   March 31, March 31,
                                                     2005     2004
                                                   --------  --------
Contract revenue                                    $36,627  $ 30,814
Recurring royalties                                  12,007     9,992
                                                   --------  --------
  Total revenue                                      48,634    40,806

Cost of contract revenue                             29,136    23,863
Technology incentive award                            1,201       998
Research and development                              3,489     7,880
Selling, general and administrative                   6,452     3,921
                                                   --------  --------
  Total operating expenses                           40,278    36,662

Income from operations                                8,356     4,144

Other income (expense):

Equity in loss of unconsolidated affiliates              --       (65)
Interest income, net                                    200       161
Other income, net                                         3         8
                                                   --------  --------
Total other income (expense):                           203       104
                                                   --------  --------

Income before income tax expense                      8,559     4,248
Income tax expense                                    2,962     1,487
                                                   --------  --------

Net income                                          $ 5,597  $  2,761
                                                   ========  ========

Basic earnings per share                            $  0.18  $   0.09
                                                   ========  ========

Diluted earnings per share                          $  0.17  $   0.09
                                                   ========  ========


                    Albany Molecular Research, Inc.
                 Condensed Consolidated Balance Sheets

(Dollars and share amounts in thousands)

                                                   March 31, December
                                                    2005     31, 2004
                                                   --------  --------
                                                 (unaudited)
                     Assets

Current assets:
  Cash and cash equivalents                        $ 47,069  $ 41,171
  Investment securities, available-for-sale          91,404    92,578
  Accounts receivable, net                           20,216    14,263
  Royalty income receivable                          12,005    12,178
  Inventory                                          32,211    32,415
  Prepaid expenses and other current assets           3,827     3,914
  Property and equipment held for sale                5,627     5,627
                                                   --------  --------
   Total current assets                             212,359   202,146

Property and equipment, net                         143,962   145,753

Other assets:
  Goodwill                                           25,747    25,747
  Intangible assets and patents, net                  1,239     1,201
  Equity investments in unconsolidated
   affiliates                                           956       956
  Other assets                                        1,177     1,089
                                                   --------  --------
   Total other assets                                29,119    28,993
                                                   --------  --------
Total assets                                       $385,440  $376,892
                                                   ========  ========

      Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable and accrued expenses            $ 14,591  $ 14,289
  Deferred revenue                                    2,513     2,089
  Accrued pension benefits                              631       631
  Income taxes payable                                3,126       846
  Current installments of long-term debt             30,072     4,526
                                                   --------  --------
   Total current liabilities                         50,933    22,381

Long-term liabilities:
  Long-term debt, excluding current installments     21,983    48,603
  Deferred income taxes                               7,671     6,997
  Pension and postretirement benefits                 2,885     3,139
  Other long term liabilities                           271       296
                                                   --------  --------
Total liabilities                                    83,743    81,416

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.01 par value, 100,000 shares
   authorized, 34,314 shares issued at March 31,
   2005, and 33,942 shares issued at December
   31, 2004                                             343       340
  Additional paid-in capital                        192,506   189,608
  Unearned compensation - restricted stock           (2,235)       --
  Accumulated other comprehensive loss                 (159)     (117)
  Retained earnings                                 148,413   142,816
                                                   --------  --------
                                                    338,868   332,647
Less, treasury shares at cost, 2,077 shares         (37,171)  (37,171)
                                                   --------  --------
   Total stockholders' equity                       301,697   295,476
                                                   --------  --------
Total liabilities and stockholders' equity         $385,440  $376,892
                                                   ========  ========


    CONTACT: Albany Molecular Research, Inc.
             David Albert, 518-464-0279